As filed with the Securities and Exchange Commission on June 9, 1995
                                 Registration Statement No. 33-

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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                          -----------------------
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                        --------------------------
                           HECLA MINING COMPANY
          (Exact name of registrant as specified in its charter)

            Delaware                             82-0126240
(State or other jurisdiction of               (I.R.S. Employer
  incorporation or organization)           Identification Number)
           6500 Mineral Drive
          Coeur d'Alene, Idaho                   83814-8788
(Address of principal executive offices)         (Zip Code)


                           HECLA MINING COMPANY
                   STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                         (Full title of the Plan)
                         ------------------------
                             Michael B. White
                           Hecla Mining Company
               Vice President - General Counsel & Secretary
                            6500 Mineral Drive
                     Coeur d'Alene, Idaho  83814-8788
                              (208) 769-4100
         (Name, address and telephone number of agent for service)

                                 Copy to:
                      Wachtell, Lipton, Rosen & Katz
                            51 West 52nd Street
                         New York, New York  10019
                              (212) 403-1000
                      Attention:  David A. Katz, Esq.

                      CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------
                      Proposed maximum  Proposed  Minimum     Amount of
Title of securities   Amount to be   offering price   aggregate   registration
to be registered(1)   registered (2) per share (3)   offering price (3)   fee
- ------------------------------------------------------------------------------
Common Stock,
$.25 par value       120,000 shares    $10.50        $1,260,000       $434.49

1. This Registration Statement also pertains to Hecla Mining Company's Preferred Share Purchase Rights (the "Rights"). Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to anti-dilution provisions.
2. Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.
3. Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, the registration fee is based on the reported average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange on June 6, 1995.

  PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS(1)

Item 1.   Plan Information.

Item 2.   Registrant Information and Employee Plan Annual
          Information.

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  PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents which have heretofore been filed by Hecla Mining Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof.

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994.

          2.   The Company's Proxy Statement, dated March 27,
               1995, for the Annual Meeting of Stockholders held on May 5, 1995 (except for pages 5 through 14 thereof).

          3. The description of Common Stock contained in the Registration Statement on Form 8-B, dated May 6, 1983, filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          4. The description of the Company's Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A, dated May 19, 1986, filed under Section 12 of the Exchange Act, as amended by the description contained in the Current Report on Form 8-K, dated November 9, 1990, including any other amendment or report filed for the purpose of updating such description.

          5.   The Company's Current Reports on Form 8-K dated
               January 19, 1995, January 25, 1995, February 2,
               1995, March 8, 1995, May 17, 1995, and June 5,
               1995.





- --------------------------------
1     This information is not required to be included in, and is not incorporated by reference in, this Registration Statement.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

            Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Michael B. White, Vice President - General Counsel and
Secretary for the Company, who has rendered an opinion on the legality of the securities being registered, owns Common Stock of the Company.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The registrant, being incorporated under the Delaware General Corporation Law, is empowered by Section 145 of such Law, subject to the procedures and limitations stated therein, to indemnify any persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in the defense of any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.




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
          Article VII of the registrant's By-Laws states:

          "SECTION 1. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. This paragraph shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          SECTION 2.  Indemnification and Insurance
               (a) Right to Indemnification of Directors, Officers and Employees. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided,






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

however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

     (b) Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnity to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnifications of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption




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

that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

     (c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-Law, agreement, vote of shareholders or disinterested directors or otherwise. The Corporation is authorized to enter into contracts of indemnification.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

Item 7.   Exemption From Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

          EXHIBIT NUMBER      DESCRIPTION OF EXHIBITS

          4                   Hecla Mining Company Stock Plan for Non-Employee
                              Directors (incorporated by reference to Exhibit B to the Proxy Statement for the Company's Annual
                              Meeting of Shareholders held May 5, 1995)

          5                   Opinion of Counsel

          23.1                Consent of Independent Public Accountants

          23.2                Consent of Counsel (contained in Exhibit 5)

Item 9.   Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:




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

          (i)  To include any prospectus required by section
               10(a)(3) of the Securities Act of 1933 (the "1933
               Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the




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

     foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.












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
                           SIGNATURES


          THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d'Alene, State of Idaho, on June 9, 1995.

                              HECLA MINING COMPANY


                              By /s/ ARTHUR BROWN
                                ---------------------------------
                                Arthur Brown, Chairman, President
                                  and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 1995.


/s/ ARTHUR BROWN                   /s/ LELAND O. ERDAHL
- ------------------------------     ------------------------------
Arthur Brown                       Leland O. Erdahl
Chairman of the Board and          Director
Director
(principal executive officer)


/s/ JOHN P. STILWELL               /s/ WILLIAM A. GRIFFITH
- ------------------------------     ------------------------------
John P. Stilwell                   William A. Griffith
Vice President - Finance           Director
(principal financial officer)


/s/ JOSEPH T. HEATHERLY            /s/ CHARLES L. McALPINE
- ------------------------------     ------------------------------
Joseph T. Heatherly                Charles L. McAlpine
Vice President - Controller        Director
(principal accounting officer)


/s/ JOHN E. CLUTE                  /s/ JORGE E. ORDONEZ C.
- ------------------------------     ------------------------------
John E. Clute                      Jorge E. Ordonez C.
Director                           Director


/s/ JOE COORS, JR.
- ------------------------------
Joe Coors, Jr.
Director

                          EXHIBIT INDEX


           EXHIBIT
           NUMBER                 DOCUMENT DESCRIPTION

             5                    Opinion of Counsel

           23.1                   Consent of Independent Public
                                  Accountants